Penumbra, Inc. Appoints Bridget O’Rourke to its Board of Directors

ALAMEDA, Calif., April 21, 2017/PRNewswire/ – Penumbra, Inc. (NYSE: PEN) today announced that Bridget O’Rourke has been appointed to its Board of Directors, effective immediately.

Ms. O’Rourke has held a number of executive and leadership positions over more than twenty years, developing expertise across different industries. Currently, Ms. O’Rourke serves as Executive Director of the executive search and consulting practice of O’Rourke & Associates, a boutique firm providing services exclusively for the credit union industry. From August 2008 to June 2016, Ms. O’Rourke was Head of Human Resources at Passport Capital, LLC, a global asset management firm. Prior to Passport Capital, LLC, from 1997 to 2007 Ms. O’Rourke served in various positions in the financial services and executive search industries, including as Executive Search Director at O’Rourke Career Connections, Controller at Sigma Partners, a multi-fund venture capital firm, and Vice President for Citibank Global Asset Management’s Alternative Investment Strategies group. From July 1991 to December 1996, Ms. O’Rourke held audit and internal audit consulting positions of increasing responsibility at Coopers & Lybrand (now known as, “PricewaterhouseCoopers” or “PWC”). Ms. O’Rourke received a B.A. from the University of California, Santa Barbara and became a Certified Public Accountant in 1995. She currently serves on the Board of Directors of the San Francisco Fire Credit Union.

“We are thrilled to be adding Bridget to our board. She brings to the board a strong background of developing executive talent and financial experience, a skill set that will prove invaluable as we continue to grow as a company. The board and management will benefit greatly from working with Bridget and learning from her expertise,” said Adam Elsesser, Chairman, Chief Executive Officer and President.

With the arrival of Ms. O’Rourke, the Penumbra Board of Directors will be comprised of six directors, four of whom are independent. Ms. O’Rourke will serve as a member of the Audit, Compensation and Nominating and Corporate Governance Committees.

About Penumbra
Penumbra, Inc., headquartered in Alameda, California, is a global healthcare company focused on interventional therapies. Penumbra designs, develops, manufactures and markets innovative devices and has a broad portfolio of products that addresses challenging medical conditions and significant clinical needs across two major markets, neuro and peripheral vascular. Penumbra sells its products to hospitals primarily through its direct sales organization in the U.S., most of Europe, Canada and Australia, and through distributors in select international markets. Penumbra and the Penumbra logo are trademarks of Penumbra, Inc.

Investor Relations
Penumbra, Inc.
510-995-2461
investors@penumbrainc.com

Source: Penumbra, Inc.